Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2011 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--November 1, 2011--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $258,000 or $0.10 per diluted share for the third quarter of 2011. Total assets on September 30, 2011 were $351 million, an increase of $54 million or 18% over September 30, 2010.

Earnings per share for the third quarter of 2011 were impacted by a one-time reduction in net income available to common shareholders related to the repayment of Capital Purchase Program (CPP) funding. Excluding this one-time item, earnings per share would have been $0.22 per diluted share. For the third quarter of 2010, net income was $314,000 or $0.29 per diluted share.

For the nine months ended September 30, 2011, net income amounted to $543,000, or $0.28 per diluted share. Net income and earnings per share for the first quarter of 2011 were impacted by a one-time charge related to the Bank’s formation of a Passive Investment Company (PIC). As noted above, earnings per share for the third quarter of 2011 were impacted by a one-time reduction in net income available to common shareholders related to the repayment of Capital Purchase Program funding. Excluding these one-time items net income for the nine months ended September 30, 2011 would have been $715,000 or $0.60 per common diluted share. This compares to net income of $830,000, or $0.74 per diluted share, for the nine months ended September 30, 2010.

The following table demonstrates the impact of these one-time items:

	Three Months Ended 9/30/11		Nine Months Ended 9/30/11
	Net Income	EPS	Net Income	EPS
GAAP Basis	$258,000	$0.10	$543,000	$0.28
PIC 2011Q1 Net Charges	-	-	$172,000	$0.20
CPP Refunding EPS Impact	-	$0.12	-	$0.12
Results Excluding One-Time Items	$258,000	$0.22	$715,000	$0.60

“SBT Bancorp has experienced nearly 20% growth over the past year,” said SBT Bancorp President and CEO, Martin J. Geitz. “We recently implemented two initiatives to expand the Company’s capital base to support our growth. The Company received $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”) and the Company introduced a dividend reinvestment plan for its shareholders. These two initiatives will provide the Company with capital to continue to expand its business lending activities and support growth in related deposits and services.”

Total deposits on September 30, 2011 were $319 million, an increase of $49 million or 18% over a year ago. This growth was mainly in Core deposits (Demand, Savings and NOW accounts). The Company’s deposits from municipalities grew by $26 million or 66% over a year ago. At quarter-end, 19% of total deposits were in non-interest bearing demand accounts, 57% were in low-cost savings and NOW accounts and 24% were in time deposits.

On September 30, 2011, loans outstanding were $211 million, an increase of $1.5 million, or 1%, over a year ago. With a loan loss provision of $165,000 during the quarter, the Company’s allowance for loan losses at September 30, 2011 was 1.15% of total loans. The profile of the Company’s loan portfolio remains relatively low-risk. The Company had non-accrual loans totaling $2 million equal to 0.83% of total loans on September 30, 2011 compared to non-accrual loans totaling $2.5 million or 1.07% of total loans a year ago. Total non-accrual loans and loans 30 or more days delinquent increased slightly from 1.28% of loans outstanding on September 30, 2010 to 1.34% of loans outstanding on September 30, 2011.

Total revenues, consisting of net interest and dividend income plus noninterest income, were $3,165,000 in the third quarter compared to $3,116,000 a year ago, an increase of 2.0%. Net interest and dividend income declined by approximately 2%, while noninterest income increased by $105,000 or 21% primarily due to an increase in gain on sales of securities and gain on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.11% for the third quarter of 2011, compared to 3.75% for the third quarter of 2010. The Company’s cost of funds declined during the third quarter of 2011, compared to the third quarter of 2010. However, the Company experienced a greater decline in yield on assets as compared to the decline in cost of funds.

Total noninterest expenses for the third quarter were $2,688,000, an increase of $173,000 or 7% over the third quarter of 2010. Salaries and employee benefit expenses and professional fees accounted for the majority of the increase in expenses. These expenses were primarily associated with strategic initiatives to position the Company for future growth. For the nine months ended September 30, 2011 total noninterest expenses were $8,081,000 compared to $7,268,000 for the nine months ended September 30, 2010, an increase of 11%.

During the quarter, the Company received $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”). The SBLF was created by the United States Department of the Treasury to encourage banks to increase lending to small businesses by providing additional capital to eligible banks at an adjustable dividend rate based on the volume of qualified lending. More than 900 banks applied for SBLF funds and only 332 were approved by the Treasury. The initial weighted average dividend rate for the Company is 3%. As SBT Bancorp’s small business loans increase over the next several quarters, the dividend rate on the entire $9 million is expected to decline to the minimum amount of 1%. The Company used approximately $4.3 million of the proceeds to redeem all of the outstanding shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program. In connection with the redemption of Capital Purchase Program shares, a one-time reduction in net income available to common shareholders was incurred in the quarter ended September 30, 2011 totaling $105,000 or $0.12 per diluted share.

In January of 2011, Simsbury Bank & Trust Company formed a subsidiary Passive Investment Company (PIC). Under State of Connecticut statutes, such a company is not subject to Connecticut corporation business tax. Provided that statutory requirements and certain other conditions are met, the current annual benefit to net income of establishing the PIC should exceed $100,000. This benefit may adjust upward or downward as the Bank’s net income changes over time. Net income for the nine months ended September 30, 2011 was negatively impacted by certain non-recurring tax charges incurred in establishing the PIC, net of a favorable federal tax adjustment, resulting in a $172,000 one-time net charge reflected in the Company’s first quarter 2011 income tax provision.

Capital levels for the Simsbury Bank & Trust Company on September 30, 2011 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $351 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; loan originators throughout central Connecticut, a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly- owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	9/30/2011	12/31/2010	9/30/2010
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$7,656	$7,164	$7,276
Interest-bearing deposits with Federal Reserve Bank of Boston	64,699	12,574	14,817
Interest-bearing deposits with the Federal Home Loan Bank	2	3	7
Federal funds sold	2,036	2,787	1,509
Money market mutual funds	5,346	8,343	8,842
Cash and cash equivalents	79,739	30,871	32,451

Interest-bearing time deposits with other bank	4,684	5,963	5,629
Investments in available-for-sale securities (at fair value)	49,443	46,289	42,896
Federal Home Loan Bank stock, at cost	660	660	660

Loans outstanding	210,592	205,118	209,069
Less allowance for loan losses	2,429	2,326	2,309
Loans, net	208,163	202,792	206,760

Premises and equipment	505	562	580
Accrued interest receivable	922	905	925
Bank owned life insurance	4,133	4,013	3,971
Other real estate owned	-	350	-
Other assets	2,908	3,162	3,157
Total other assets	8,468	8,992	8,633

TOTAL ASSETS	$351,157	$295,567	$297,029

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$61,269	$55,339	$49,136
Savings and NOW deposits	181,888	136,208	145,300
Time deposits	75,761	77,732	75,883
Total deposits	318,918	269,279	270,319

Securities sold under agreements to repurchase	3,908	3,235	3,435
Other liabilities	1,078	1,086	930
Total liabilities	323,904	273,600	274,684

Stockholders' equity:
Preferred Stock - Series A	-	3,851	3,839
Preferred Stock - Series B	-	219	221
Preferred Stock - SBLF	8,947	-	-
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 876,596 shares on 9/30/11, 864,976 on 12/31/10 and 9/30/2010	9,616	9,381	9,381
Unearned stock awards	(225)	-	-
Retained earnings	8,156	8,255	8,107
Accumulated other comprehensive income	759	261	797
Total stockholders' equity	27,253	21,967	22,345

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$351,157	$295,567	$297,029

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2011	9/30/2010	9/30/2011	9/30/2010

Interest and dividend income:
Interest and fees on loans	$2,500	$2,619	$7,436	$7,679
Investment securities	416	438	1,250	1,379
Federal funds sold and overnight deposits	30	11	69	21
Total interest and dividend income	2,946	3,068	8,755	9,079

Interest expense:
Deposits	383	446	1,180	1,346
Repurchase agreements	7	10	21	31
Total interest expense	390	456	1,201	1,377

Net interest and dividend income	2,556	2,612	7,554	7,702

Provision for loan losses	165	180	330	605

Net interest and dividend income after provision for loan losses	2,391	2,432	7,224	7,097

Noninterest income:
Service charges on deposit accounts	129	116	377	386
Gain on sales of available-for-sale securities	115	-	384	-
Other service charges and fees	148	166	424	484
Increase in cash surrender value of life insurance policies	41	42	120	125
Gain on loans sold	114	93	215	101
Investment services fees and commissions	36	35	139	81
Other income	26	52	49	75
Total noninterest income	609	504	1,708	1,252

Noninterest expense:
Salaries and employee benefits	1,397	1,232	4,212	3,507
Premises and equipment	331	359	1,023	1,068
Advertising and promotions	140	97	357	289
Forms and supplies	42	36	135	99
Professional fees	233	178	617	541
Directors fees	53	33	131	114
Correspondent charges	73	78	229	216
Postage	24	26	65	71
FDIC Assessment	57	100	298	297
Data Processing Fees	107	126	328	353
Other expenses	231	250	686	713
Total noninterest expense	2,688	2,515	8,081	7,268

Income before income taxes	312	421	851	1,081
Income tax provision	54	107	308	251

Net income	$258	$314	$543	$830

Net income available to common shareholders	$83	$249	$239	$636

Average shares outstanding, basic	864,976	864,976	864,976	864,976
Earnings per common share, basic	$0.10	$0.29	$0.28	$0.74

Average shares outstanding, assuming dilution	870,803	865,363	867,149	865,311
Earnings per common share, assuming dilution	$0.10	$0.29	$0.28	$0.74

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
Fax: 860-408-4679
abisceglio@simsburybank.com